Exhibit 4.3

FORM OF 2023 SENIOR CALLABLE FIXED-TO-FLOATING RATE SENIOR GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No. 53944YAK9
ISIN No. US53944YAK91
Common Code: 205338152

LLOYDS BANKING GROUP plc

2.858% SENIOR CALLABLE FIXED-TO-FLOATING RATE NOTE DUE 2023

No. [•]	$[•]

LLOYDS BANKING GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[●] ([●] dollars) on March 17, 2023 (the “Maturity Date”) or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon (i) from, and including, the date of issuance hereof to, but excluding, March 17, 2022, semi-annually in arrears on the Fixed Rate Interest Payment Dates (as defined on the reverse hereof) and (ii) from, and including, March 17, 2022 to, but excluding, March 17, 2023, quarterly in arrears on the Floating Rate Interest Payment Dates (as defined in the reverse hereof). Interest so payable on any Interest Payment Date (as defined on the reverse hereof) shall be paid to the Holder in whose name this Senior Note is registered on the 15th calendar day immediately preceding the relevant Interest Payment Date, whether or not such day is a Business Day, as defined in the Indenture (each a “Regular Record Date”). If (i) the Company fails to pay any installment of interest on this Senior Note on or before its Interest Payment Date and such failure continues for 14 days or (ii) the Company fails to pay all or any part of the principal of this Senior Note on any date on which such principal shall otherwise have become due and payable, whether upon redemption or otherwise, and such failure continues for seven days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not, upon the occurrence of a

Default, declare the principal amount of any of the Outstanding Senior Notes to be due and payable.

Interest shall accrue on this Senior Note from day to day from the date of issuance hereof until the principal amount hereof is paid or made available for payment.

Payments of interest on this Senior Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.

Payment of the principal amount of (and premium, if any) and any interest on, this Senior Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder. If the date for payment of the principal amount hereof (and premium, if any) or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of this Senior Note, by purchasing or acquiring this Senior Note, each Holder (including each Beneficial Owner) of this Senior Note acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, this Senior Note; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, this Senior Note into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of this Senior Note, or amendment of the amount of interest due on this Senior Note, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of this Senior Note solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder and Beneficial Owner of this Senior Note further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under this Senior Note are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the U.K. Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

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IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed.

Dated:

LLOYDS BANKING GROUP PLC

Name:
Title:

[Global Note Signature Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
LONDON BRANCH, as Trustee

By:
Authorized Signatory

[Global Note Signature Page]

[REVERSE OF SECURITY]

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”) issued and to be issued in one or more series under a Senior Debt Securities Indenture, dated as of July 6, 2010 (herein called the “Senior Indenture”), among the Company, as issuer, and The Bank of New York Mellon, acting through its London Branch as trustee (herein called the “Trustee,” which term includes any successor trustee under the Senior Indenture), as supplemented by the Ninth Supplemental Indenture dated as of September 17, 2019, among the Company and the Trustee (the “Ninth Supplemental Indenture”, and, together with the Senior Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.

This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,500,000,000. The Company may, without the consent of the Holders of the Senior Notes, issue additional notes having the same ranking and interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public, issue date and first interest payment date, provided that such additional notes must be fungible with the outstanding Senior Notes for U.S. federal income tax purposes. Any such Senior Notes, together with this Senior Note, will constitute a single series of securities under the Indenture. The Senior Notes will initially be issued in the form of one or more global Senior Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Senior Notes of this series will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, as described herein, and will rank pari passu and without any preference among themselves and at least pari passu with all of the Company’s other outstanding unsecured and unsubordinated obligations, present and future subject to such exceptions as may be provided by mandatory provisions of applicable law.

During the period from, and including, September 17, 2019 to, but excluding, March 17, 2022 (the “Fixed Rate Period”), interest shall accrue from the Issue Date at a fixed rate of 2.858% per annum. Interest accrued during the Fixed Rate Period shall be payable semi-annually in arrears on March 17 and September 17 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on March 17, 2020.

During the period from, and including, March 17, 2022 to, but excluding, March 17, 2023 (the “Floating Rate Period”), interest shall accrue at a floating annual rate (the “Floating Interest Rate”) equal to LIBOR on the applicable Interest Determination Date plus the Spread. The “Spread” is 124.9 basis points. Interest accrued during the Floating Rate Period shall be payable quarterly in arrears on June 17, 2022, September 17, 2022,

December 17, 2022 and March 17, 2023 (each, a “Floating Rate Interest Payment Date”, and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”).

Interest during the Fixed Rate Period shall be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period. If any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Company shall pay interest on the next Business Day, but interest on that payment shall not accrue during the period from and after such scheduled Fixed Rate Interest Payment Date.

Interest during the Floating Rate Period shall be calculated on the basis of a 360-day year and the actual number of days elapsed. The Floating Interest Rate shall be reset on each Floating Rate Interest Payment Date (each, an “Interest Reset Date”). If any scheduled Floating Rate Interest Payment Date (other than the Maturity Date) is not a Business Day, such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day and interest thereon shall continue to accrue, except that if the Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date shall be the immediately preceding Business Day. In each such case, except for the Floating Rate Interest Payment Date falling on the Maturity Date, the Floating Rate Interest Period and the Interest Reset Dates shall be adjusted accordingly to calculate the amount of interest payable on the Senior Notes.

If the scheduled Maturity Date or date of redemption or repayment is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Maturity Date or date of redemption or repayment.

The first interest period shall begin on, and include, the last Fixed Rate Interest Payment Date to, but exclude, the First Floating Interest Payment Date. Each subsequent interest period shall begin on, and include, a Floating Interest Payment Date to, but exclude, the immediately succeeding Floating Interest Payment Date (together with the first interest period, each a “Floating Rate Interest Period”) except that the final Floating Rate Interest Period shall end on, but exclude, the Maturity Date.

The Calculation Agent shall determine LIBOR for each Floating Rate Interest Period on the second London Banking Day prior to the first day of such Floating Rate Interest Period (an “Interest Determination Date”).

“LIBOR,” with respect to a Floating Rate Interest Period, shall be the offered rate (expressed as a percentage per annum) for deposits of U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time.

If no rate appears on the Designated LIBOR Page, LIBOR shall be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the Company, for a term of three months and in a Representative

Amount. The Company shall request that the principal London office of each of such banks provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Floating Rate Interest Period shall be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such Floating Rate Interest Period shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in the City of New York on such Interest Determination Date by three major banks in New York City, selected by the Company, for loans in U.S. dollars to leading European banks, for a term of three months and in a Representative Amount. If at least two such quotations are provided, LIBOR for such Floating Rate Interest Period shall be the arithmetic mean of such quotations. If fewer than two quotations are provided (including if no published LIBOR is available and banks are unable or unwilling to provide quotations for the calculation of LIBOR), then the applicable interest rate for such floating rate interest period will be the interest rate applicable during the preceding floating rate interest period or the original fixed interest rate of the Senior Notes, as applicable.

A “London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Designated LIBOR Page” means the Reuters Screen LIBOR01 display page, or any successor page, on Reuters or any successor service (or any such other service(s) as may be nominated by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rate in the event IBA or its successor no longer does so for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Representative Amount” means an amount that in the judgment of the Company is representative for a single transaction in U.S. dollars in such market at such time.

All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Trustee, the Paying Agent and on the Holders of the Senior Notes.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Senior Notes during the applicable Interest Periods shall in no event be higher than the maximum rate permitted by law or lower than 0% per annum.

Notwithstanding the provisions above, if a Benchmark Event occurs in relation to an Original Reference Rate when any interest rate (or any component part thereof),

remains to be determined by reference to such Original Reference Rate, then the Company shall use its reasonable efforts to appoint and consult with an Independent Adviser, as soon as reasonably practicable, to advise the Company in determining a Successor Rate, or, if applicable, an Alternative Rate and, in either case, an Adjustment Spread and any Benchmark Amendments.

If, notwithstanding its reasonable efforts, the Company is unable to appoint and consult with an Independent Adviser in accordance with the foregoing paragraph, it shall nevertheless be entitled, acting in good faith and in a commercially reasonable manner, to make any and all determinations expressed to be made by the Company, notwithstanding that such determinations are not made following consultation with an independent Adviser (and references below to the Company consulting with an Independent Adviser should be read accordingly).

If the Company following consultation with the Independent Adviser, determines that:

(i)            there is a Successor Rate, then such Successor Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine each interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Senior Notes (subject to any Benchmark Event subsequently occurring in respect of such Successor Rate); or

(ii)            there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate and the applicable Adjustment Spread shall subsequently be used in place of the Original Reference Rate to determine each interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Senior Notes (subject to any Benchmark Event subsequently occurring in respect of such Alternative Rate).

The applicable Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).

If any Successor Rate or Alternative Rate and, in either case, the applicable Adjustment Spread is determined in accordance with Section 2.01(e) of the Ninth Supplemental Indenture and the Company, following consultation with the Independent Adviser, determines (i) that amendments to the terms of the Senior Notes and the Indenture are necessary to ensure the proper operation of such Successor Rate or Alternative Rate and/or (in either case) the applicable Adjustment Spread (such amendments, the “Benchmark Amendments”) and (ii) the terms of the Benchmark Amendments, then the Company shall, subject to giving notice thereof as provided below, without any requirement for the consent or approval of holders of the Senior Notes, vary the terms of the Senior Notes and the Indenture to give effect to such Benchmark Amendments with effect from the date specified in such notice.

In connection with any such variation in accordance with Section 2.01(e) of the Ninth Supplemental Indenture, the Company shall comply with the rules of the stock exchange on which the Senior Notes are for the time being listed or admitted to trading.

Notwithstanding any other provision of Section 2.01(e) of the Ninth Supplemental Indenture, no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread be applied, nor will any other amendment to the terms of the Senior Notes or the Indenture be made to effect the Benchmark Amendments, if and to the extent that, in the determination of the Company, the same could reasonably be expected to prejudice the qualification of the Senior Notes as eligible liabilities or loss absorbing capacity instruments for the purposes of the Loss Absorption Regulations.

Any Successor Rate, Alternative Rate, Adjustment Spread and the specific terms of any Benchmark Amendments determined under Section 2.01(e) of the Ninth Supplemental Indenture will be notified promptly by the Company to the Trustee, the Calculation Agent, the Paying Agent and the holders of the Senior Notes. Such notice shall be irrevocable and shall specify the effective date of the Benchmark Amendments, if any.

No later than the time the Company notifies the Trustee of the same, the Company shall deliver to the Trustee a certificate signed by two authorized signatories of the Company where a Benchmark Event in relation to an Original Reference Rate has occurred in accordance with above: (x) confirming (i) that a Benchmark Event has occurred, (ii) the Successor Rate or, as the case may be, the Alternative Rate, (iii) the Adjustment Spread and (iv) the specific terms of the Benchmark Amendments (if any), in each case as determined in accordance with the provisions of Section 2.01(e) of the Ninth Supplemental Indenture; (y) certifying that the Benchmark Amendments (if any) are necessary to ensure the proper operation of such Successor Rate or Alternative Rate and (in either case) the applicable Adjustment Spread; and (z) certifying that (i) the Company has duly consulted with an Independent Adviser with respect to each of the matters above or, if that is not the case, (ii) explaining, in reasonable detail, why the Company has not done so.

The Trustee shall be entitled to rely on such certificate (without inquiry or liability to any person) as sufficient evidence thereof. The Successor Rate or Alternative Rate and the Adjustment Spread and the Benchmark Amendments (if any) specified in such certificate will (in the absence of manifest error in the determination of the Successor Rate or Alternative Rate and the Adjustment Spread and the Benchmark Amendments (if any) and without prejudice to the Trustee’s ability to rely on such certificate as aforesaid) be binding on the Company, the Trustee, the Calculation Agent, the Paying Agents and the holders of the Senior Notes.

Without prejudice to the obligations of the Company, the Original Reference Rate and the fallback provisions provided for in Section 2.01(d) of the Ninth Supplemental Indenture, as applicable, will continue to apply unless and until the Calculation Agent has been notified of the Successor Rate or the Alternative Rate (as the case may be), and the

Adjustment Spread and Benchmark Amendments (if any) determined in accordance with Section 2.01(e) of the Ninth Supplemental Indenture.

If, following a Benchmark Event, the Company endeavors, but is unable, to determine a Successor Rate or an Alternative Rate (and, in each case, the applicable Adjustment Spread and any Benchmark Amendments) pursuant to the foregoing provisions, the Company may, prior to each subsequent interest determination date, re-apply the provisions of Section 2.01(e) of the Ninth Supplemental Indenture on one or more occasions until a Successor Rate or Alternative Rate (and, in either case, the applicable Adjustment Spread and any Benchmark Amendments) has been determined and notified as provided above (and, until such determination and notification, if any, the fallback provisions provided for in Section 2.01(d) of the Ninth Supplemental Indenture, as applicable, will continue to apply).

An Independent Adviser appointed pursuant to Section 2.01(e) of the Ninth Supplemental Indenture shall act in good faith as an expert and (in the absence of bad faith or fraud) shall have no liability whatsoever to the Trustee, the Calculation Agent, the paying agent, or the holders of the Senior Notes for any advice given to the Company in connection with any determination made by the Company, pursuant to Section 2.01(e) of the Ninth Supplemental Indenture.

In making any determination, the Company shall act in good faith and, in the absence of bad faith or fraud, the Company shall have no liability whatsoever to the Trustee, the Calculation Agent, the paying agent, or the holders of the Senior Notes for any such determination made by it.

By its acquisition of Senior Notes or an interest therein, each holder and beneficial owner of the Senior Notes and each subsequent holder and beneficial owner acknowledges, accepts, agrees to be bound by, and consents to, the Company’s determination of the Successor Rate, Alternative Rate, Adjustment Spread or Benchmark Amendments, as applicable, and to any amendment or alteration of the terms and conditions of the Senior Notes, and the Indenture including an amendment of the amount of interest due on the Senior Notes, as may be required in order to give effect to the provisions in Section 2.01(e) of the Ninth Supplemental Indenture. The Trustee and the Calculation Agent shall both be entitled to rely on this deemed consent in connection with any supplemental indenture or amendment or amendment to the Calculation Agency Agreement which may be necessary to effect the Successor Rate, the Alternative Rate the Adjustment Spread or the Benchmark Amendments, as applicable.

By its acquisition of Senior Notes or an interest therein, each holder and beneficial owner of Senior Notes and each subsequent holder and beneficial owner waives any and all claims in law and/or equity against the Trustee, the Calculation Agent or any paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and any paying agent in respect of, and agrees that none of the Trustee, the Calculation Agent or any paying agent will be liable for, any action that the Trustee, the Calculation Agent or any paying agent, as the case may be, takes, or abstains from taking, in each case in accordance with this section or any losses suffered in connection therewith.

By its acquisition of Senior Notes or an interest therein, each holder and beneficial owner of Senior Notes and each subsequent holder and beneficial owner agrees that neither the Trustee, the Calculation Agent or any paying agent will have any obligation to determine any Successor Rate, Alternative Rate, Adjustment Spread or Benchmark Amendments, as applicable, including in the event of any failure by the Company to determine any Successor Rate, Alternative Rate, Adjustment Spread or Benchmark Amendments, as applicable.

“Adjustment Spread” means either (a) a spread (which may be positive, negative or zero), or (b) a formula or methodology for calculating a spread, in each case to be applied to the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:

(i)            in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;

(ii)            if no such recommendation has been made, or in the case of an Alternative Rate, the Company, following consultation with the Independent Adviser, determines is customarily applied to the relevant Successor Rate or Alternative Rate (as the case may be) in international debt capital markets transactions to produce an industry-accepted replacement rate for the Original Reference Rate; or

(iii)            if the Company determines there is no such spread, formula or methodology customarily applied, the Company determines, following consultation with the Independent Adviser, is recognised or acknowledged as being the industry standard for over-the-counter derivative transactions which reference the Original Reference Rate, where such rate has been replaced by the Successor Rate or the Alternative Rate (as the case may be).

“Alternative Rate” means an alternative benchmark or screen rate which the Company determines is customarily applied in international debt capital markets transactions for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period and in the same currency as the Senior Notes.

“Benchmark Event” means, with respect to an Original Reference Rate:

(i)            the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist; or

(ii)            the making of a public statement by the administrator of the Original Reference Rate that it has ceased or that it will cease publishing the

Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate); or

(iii)            the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been or will be permanently or indefinitely discontinued; or

(iv)            the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used either generally or in respect of the Senior Notes, or that its use will be subject to restrictions or adverse consequences; or

(v)            the making of an official announcement by the Supervisor of the administrator of the Original Reference Rate, with effect from a date after 31 December 2021, that the Original Reference Rate is no longer representative of its relevant underlying market; or

(vi)            it has or will prior to the next interest determination date or interest reset date, as applicable, become unlawful for any paying agent, the Calculation Agent or the Company to calculate any payments due to be made to any holder of the Senior Notes using the Original Reference Rate (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable), provided that in the case of paragraphs (ii) to (iv) above, the Benchmark Event shall occur on the date of the cessation of the Original Reference Rate, the discontinuation of the Original Reference Rate or the prohibition of use of the Original Reference Rate, as the case may be, and not the date of the relevant public statement.

“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise appointed by the Company at its own expense.

“Original Reference Rate” means LIBOR (as defined above); provided that if, following one or more Benchmark Events, LIBOR (or any Successor Rate or Alternative Rate which has replaced it) has been replaced by a (or a further) Successor Rate or Alternative Rate and a Benchmark Event subsequently occurs in respect of such Successor Rate or Alternative Rate, the term “Original Reference Rate” shall be deemed to include any such Successor Rate or Alternative Rate).

“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):

(i)            the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or

(ii)            any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.

“Successor Rate” means a successor to or replacement of the Original Reference Rate which is formally recommended by any Relevant Nominating Body;

On at least 5 Business Days but no more than 30 Business Days’ prior written notice delivered to the Holders of the Senior Notes, the Company may in its sole discretion (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, our giving notice to the Relevant Regulator and the Relevant Regulator granting us permission) redeem, the Senior Notes, in whole, but not in part, on March 17, 2022 at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed plus any accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes of this series may declare the principal amount of, and any accrued interest on, all the Senior Notes to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as otherwise provided in Article 5 of the Senior Indenture, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Senior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other legal or equitable right vested in the Trustee by the Indenture or by law, provided, however, that the Company shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to the principal of, or any interest on, the Senior Notes prior to any date on which the principal of, or any interest on, the Senior Notes would have otherwise been payable by the Company.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of the Company and/or prove in a winding-up of the Company, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Senior Notes to be due and payable.

Failure to make any payment in respect of this Senior Note shall not be a Default if such payment is withheld or refused and an Opinion of Counsel is delivered to the Trustee concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days (in the case of payments under Section 5.03(a) of the Senior Indenture) or seven days (in the case of payments under Section 5.03(b) of the Senior Indenture) after the Trustee gives written notice to the Company informing it of such resolution.

Subject to applicable law, no Holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by the Company arising under or in connection with the Senior Notes. The Holders of Senior Notes by their acceptance thereof will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation and retention with respect to the Senior Notes or the Senior Indenture (or between the obligations under or in respect of the Senior Notes and any liability owed by a Holder to the Company) that they might otherwise have against the Company.

No remedy against the Company other than as referred to in Article 5 of the Senior Indenture shall be available to the Trustee or the Holders, whether for the recovery of amounts owing in respect of the Senior Notes or under the Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Senior Notes or under the Senior Indenture, except that the Trustee and the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Amounts to be paid on the Senior Notes of this Series will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If at any time a Taxing Jurisdiction requires the Company to make such deduction or withholding, the Company will pay additional amounts with respect to the principal of, and interest and any other payments on, the Senior Notes of this series (“Additional Amounts”) that are necessary in order that the net amounts paid to the Holders, after the deduction or withholding, shall equal the amounts which would have been payable on the Senior Notes if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee, which would not have been deducted or withheld but for the fact that:

(i) the Holder or the Beneficial Owner of a Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a Senior Note, or the collection of any payment of (or in respect of) principal of, or interest or other payments on, any Senior Note,

(ii) except in the case of winding-up in the United Kingdom, the relevant Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) the relevant Senior Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period,

(iv) the Holder or the Beneficial Owner of the relevant Senior Note or the Beneficial Owner of any payment of (or in respect of) principal of, or interest or other payments on, the Senior Note failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such Beneficial Owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee,

(v) the deduction or withholding is imposed by reason of any agreement with the U.S. Internal Revenue Service in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(vi) any combination of clauses (i) through (v) above,

nor shall Additional Amounts be paid with respect to the principal of, or any interest or other payments on, the Senior Notes to any Holder who is a fiduciary or partnership or any person other than the sole Beneficial Owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a Beneficial Owner who would not have been entitled to such Additional Amounts, had it been the Holder. With respect to any deduction or withholding made by any of the Issuer, the Trustee, the Paying Agent or another withholding agent from any amount payable on, or in respect of, the Senior Notes in the events described in clauses (i) through (vi) above, the amounts so deducted or withheld shall be treated as having been paid to the holder of the Senior Notes, and no additional amounts will be paid on account of any such deduction or withholding. None of the Issuer, the Trustee, the Paying Agent or another withholding agent shall have any liability in connection with their compliance with any such withholding obligation under applicable law.

References herein to the payment of the principal of or interest or other payments on the Senior Notes shall be deemed to include mention of the payment of Additional Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

In addition to the Company’s right to redeem the Senior Notes on March 17, 2022, the Senior Notes of this series are redeemable, as a whole but not in part, at the option of the Company (subject to, if and to the extent required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), on not less than 30 nor more than 60 days’ notice, on any Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, in respect of the Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after September 17, 2019:

(a) in making payment under the Senior Notes the Company has or will or would on the next Payment Date become obligated to pay Additional Amounts;

(b) the payment of interest on the next Payment Date in respect of the Senior Notes would be treated as a “distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c) on the next Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that, in accordance with Section 11.08 of the Senior Indenture, it is entitled to redeem the Senior Notes of this series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change or amendment has occurred and that the Company is entitled to exercise its right of redemption.

The Company may, at the Company’s option (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the

Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), having given not less than 30 nor more than 60 days’ notice to holders, redeem all but not some only of the Senior Notes outstanding at any time at 100% of their principal amount together with any accrued but unpaid interest to the date of redemption, if immediately prior to the giving of the notice referred to above, the Company satisfies the Trustee that a Loss Absorption Disqualification Event has occurred. Any redemption or purchase of Senior Notes (other than redemption on the relevant maturity date), and any modification to the terms of the Senior Notes or any indenture relating thereto, is subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission therefor and otherwise to compliance with the Loss Absorption Regulations if and to the extent then required thereunder.

If the Company elects to redeem the Senior Notes of this series, the Senior Notes will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any), and accrued and unpaid interest on, the Senior Notes of this series shall terminate.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of this Senior Note, by purchasing or acquiring this Senior Note, each Holder (including each Beneficial Owner) of this Senior Note acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder and Beneficial Owner of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner of the Senior Notes:

(i) acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Senior Notes shall not give rise to a default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes; and

(iii) acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders of the Senior Notes under Section 5.12 of the Senior Indenture, and (b) neither the Senior Indenture nor the Ninth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, any of the Senior Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Ninth Supplemental Indenture.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner that acquires its Senior Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the U.K. bail-in power.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Senior Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Senior Notes at the time outstanding of each such series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Senior Notes, on behalf of the Holders of all Senior Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of the Senior Notes will have the right to institute any proceeding with respect to the Indenture, this Senior Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the right of the Holder of this Senior Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on, this Senior Note when due and payable in accordance with the provisions of this Senior Note and the Indenture.

This Senior Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.